The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 10, 2006

Filed pursuant to 424(b)(5)
File No. 333-102388
PROSPECTUS SUPPLEMENT
(To prospectus dated October 10, 2003)

$

  % Senior Notes due August 16, 2008

In June 2003, we issued $125,000,000 aggregate principal amount of 2.75% Senior Notes due August 16, 2008, which we refer to as the Senior Notes, in connection with the issuance of our 5.75% Equity Units. Each Equity Unit is comprised of a Senior Note in the principal amount of $50 and a forward purchase contract under which the Equity Unit holder agrees to purchase shares of our common stock on August 16, 2006. This is a remarketing of $              aggregate principal amount of the Senior Notes. The exact aggregate principal amount of Senior Notes to be remarketed will be known following the close of business on August 10, 2006.

The interest rate on the Senior Notes will be reset to   % per annum effective on and after August 16, 2006. The Senior Notes will pay interest in arrears on each February 16 and August 16, commencing on February 16, 2007. The Senior Notes will mature on August 16, 2008 and do not have the benefit of any sinking fund. The Senior Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Senior Notes will be remarketed in denominations of $50 and integral multiples of $50.

Investing in the Senior Notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

Per Senior Note	Total
Remarketed offering price (1)%	$
Remarketing fee to remarketing agents %	$
Net proceeds (2)%	$

(1)	Plus accrued interest from and including August 16, 2006, if settlement occurs after August 16, 2006, at the rate of %
(2)	We will not receive any proceeds from the remarketing. See“Use of Proceeds” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about August 16, 2006.

Joint Lead Remarketing Agents

Merrill Lynch & Co.                                                                                   Calyon Securities (USA)

Banc of America Securities LLC

The date of this prospectus supplement is          , 2006.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agents have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the remarketing agents are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates. The information contained in or incorporated by reference into this prospectus supplement updates and supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus and any earlier filed document.

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing of the Senior Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Senior Notes. If the description of the remarketing varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not, and the remarketing agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to the “Company”, “we”, “us” and “our” should be read to refer to Southern Union Company and its subsidiaries.

Southern Union Company

We own and operate assets in the regulated and unregulated natural gas industry and are primarily engaged in the transportation, storage and distribution of natural gas in the United States. Through our wholly-owned subsidiary, Panhandle Eastern Pipe Line Company, LP, and its subsidiaries (collectively, “Panhandle Energy”), we own and operate interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions. Panhandle Energy also owns and operates a liquefied natural gas (“LNG”) import terminal, located on Louisiana’s Gulf Coast, which is one of the largest operating LNG facilities in North America. Through our investment in CCE Holdings, LLC, we have an interest in and operate Transwestern Pipeline Company and Florida Gas Transmission Company, interstate pipeline companies that transport natural gas from producing areas in western Texas, Colorado and New Mexico to markets throughout the Southwest and to California, and from producing areas along the Gulf Coast and in the Gulf of Mexico to Florida. Through our three regulated utility divisions - Missouri Gas Energy, PG Energy and New England Gas Company - we serve natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island.

We were incorporated in 1932 in the state of Delaware. Our principal offices are located at 5444 Westheimer Road, Houston, Texas 77056. Our telephone number is (713) 989-2000, and our website can be accessed at http://www.sug.com. Information contained in our website does not constitute part of this prospectus.

On March 1, 2006, we acquired Sid Richardson Energy Services, Ltd., a privately held natural gas gathering and processing company, and related entities for $1.6 billion in cash, subject to working capital adjustments. We funded this acquisition under a bridge loan facility in the amount of $1.6 billion that we entered into with Enhanced Service Systems, Inc., our wholly-owned subsidiary, as borrower, and a group of banks, as lenders, on March 1, 2006. This bridge loan is available for a maximum period of 364 days at interest rates tied to LIBOR or the prime rate plus a spread based upon the credit ratings of our senior unsecured debt. Under the terms of the bridge loan, we are required to apply 100 percent of the net cash proceeds from asset dispositions, discussed below, and from the issuance of equity and/or debt, other than from the refinancing of debt, to repay the bridge loan facility. The bridge loan is secured by a pledge of our interests in Panhandle Energy and a pledge of the equity interests in Sid Richardson Energy Services, Ltd. and related entities.

The principal assets of Sid Richardson Energy Services, Ltd., now known as Southern Union Gas Services, are located in the Permian Basin of Texas and New Mexico and include approximately 4,600 miles of natural gas and natural gas liquids gathering pipelines, four cryogenic plants and six natural gas treating plants. The results of operations of this business have been included in our consolidated financial statements for the reporting periods subsequent to the acquisition as a separate Gathering and Processing segment.

Southern Union Gas Services is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico. Southern Union Gas Services’ activities primarily include connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of natural gas liquids, transporting natural gas and redelivering natural gas and natural gas liquids to a variety of markets. Southern Union Gas Services’ primary customers include power generating companies, utilities, energy marketers and industrial users located primarily in the southwestern United States. Southern Union Gas Services’ major natural gas pipeline interconnects are with ATMOS Pipeline and Storage, LLC, El Paso Natural Gas Company, Energy Transfer Fuel, LP, Enterprise Products Pipeline, LLC and Transwestern. Its major natural gas liquids pipeline interconnects are with Chapparal Pipeline Co., Louis Dreyfus Pipeline LP and Chevron Pipeline.

On February 15, 2006, we entered into a definitive agreement to sell the Rhode Island operations of our New England Gas Company division to National Grid USA for $575 million, less assumed debt of $77 million, subject to working capital adjustments. Proceeds from the sale will be used to retire a portion of the bridge loan facility incurred in connection with our purchase of Sid Richardson Energy Services, Ltd. and related entities. We expect to complete the sale transaction by the end of the third quarter of 2006.

On January 26, 2006, we entered into a definitive agreement to sell the assets of our PG Energy natural gas distribution division in Pennsylvania to UGI Corporation for approximately $580 million, subject to working capital adjustments. Proceeds from the sale will be used to retire a portion of the bridge loan facility incurred in connection with our purchase of Sid Richardson Energy Services, Ltd. and related entities. We expect to complete the sale transaction by the end of the third quarter of 2006.

Summary of the Remarketing

Issuer..................................................................	Southern Union Company.
Senior Notes .....................................................
$               aggregate principal amount of    % Senior Notes due August 16, 2008. The exact aggregate principal amount of Senior Notes to be remarketed will be known following the close of business on August 10, 2006.

Maturity Date...................................................	The Senior Notes will mature on August 16, 2008.
Interest Rate.....................................................	The Senior Notes will bear interest at the rate of % per annum commencing on and after August 16, 2006.
Interest Payment Dates..................................	The Senior Notes will pay interest in arrears on each February 16 and August 16, commencing on February 16, 2007.
Ranking.............................................................	The Senior Notes will be unsecured and unsubordinated obligations ranking equally with our other outstanding and future unsecured and unsubordinated indebtedness.
Change of Control...........................................
If we undergo a “change of control,” as defined in the indenture, you will have the option to require us to purchase all or any portion of your Senior Notes. The change of control purchase price will be 100% of the principal amount of the Senior Notes to be purchased plus any accrued and unpaid interest, to but excluding the change of control purchase date. We will pay cash for all notes so purchased. See“Supplemental Description of the Remarketed Senior Notes - Change of Control Permits Holders to Require Us to Purchase Senior Notes.”

U.S. Federal Income........................................ Tax Consequences
The following summary of material United States federal income tax consequences is not intended or written by us or our counsel to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. It was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the following discussion, namely, the remarketing of the Senior Notes. You should seek advice based on your particular circumstances from an independent tax advisor.

For United States federal income tax purposes, we have treated and will continue to treat the Senior Notes as indebtedness subject to the Treasury regulations that govern contingent payment debt instruments. These regulations are complex and their application to the Senior Notes after the remarketing is uncertain in a number of respects. No assurance can be provided that the Internal Revenue Service will agree with the application of such regulations in the manner provided herein. Assuming that you report your income in the manner described herein, the amount of income that you include with respect to the Senior Notes generally should be similar to the amount of income that you would have included on an accrual basis if the Senior Notes were not subject to the Treasury regulations that govern contingent payment debt instruments. See“Material United States Federal Income Tax Consequences” in this prospectus supplement.

Use of Proceeds...............................................	We will not receive any proceeds from the remarketing of the Senior Notes. For more information, see“Use of Proceeds” in this prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the information under the heading “Risk Factors” in the following:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this prospectus supplement;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, which is incorporated by reference into this prospectus supplement;

•	our Current Report on Form 8-K dated July 17, 2006, which is incorporated by reference into this prospectus supplement; and

•	documents we file with the SEC after the date of this prospectus supplement and that are deemed incorporated by reference into this prospectus supplement.

In addition to the risk factors referred to in the preceding paragraph, investors should consider the following risk factors:

There are no covenants prohibiting transactions that could increase the amount of our debt, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the Senior Notes.

The terms of the Senior Notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions, although holders may require us to repurchase their Senior Notes upon a “change of control” as defined in the indenture. See“Supplemental Description of the Remarketed Senior Notes - Change of Control Permits Holders to Require Us to Purchase Senior Notes.” Further, the covenants applicable to the Senior Notes do not require us to achieve minimum financial results relating to our financial position or results of operations. As a result, we are not prevented from entering into a transaction that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect the holders of the Senior Notes.

Upon the occurrence of a “change of control,” our ability to pay the purchase price for the Senior Notes in cash would be subject to limitations we may have in any other indebtedness we may have. If you require us to repurchase your Senior Notes, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so. Failure by us to purchase the Senior Notes when required would result in an event of default with respect to the Senior Notes, which may also result in the acceleration of our other indebtedness.

Furthermore, the change of control provisions may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

Some significant transactions may not constitute a “change of control,” in which case we would not be obligated to offer to repurchase the Senior Notes.

Upon the occurrence of a “change of control,” as defined in the indenture, you have the right to require us to repurchase your Senior Notes. However, the change of control provisions will not afford protection to holders of Senior Notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the Senior Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Senior Notes, even though any of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or credit ratings, thereby adversely affecting the holders of Senior Notes.

As a holding company, our ability to service debt is dependent upon the operations of our subsidiaries and their ability to distribute earnings to us after servicing their own debt.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary’s liquidation. As of June 30, 2006, our subsidiaries had approximately $1.2 billion in principal amount of outstanding long-term debt (including debt due within one year). Our operations are conducted principally through subsidiaries, and therefore our cash flow and our consequent ability to service debt, including our Senior Notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make funds available for payments on the Senior Notes, whether by dividends or other payments. In addition, the payment of dividends and the making of advances to us by our subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

    The Senior Notes will be subject to the regulations that govern contingent payment debt instruments, and, therefore, regardless of your method of accounting for U.S. federal income tax purposes, you will be required to accrue interest income on the Senior Notes on a constant yield basis at an assumed yield determined at the time of issuance of the Senior Notes, subject to certain adjustments. As a result, you may be required to recognize interest income on the Senior Notes before you actually receive or become entitled to such interest income and to treat any gain recognized from the disposition of the Senior Notes as interest income rather than capital gain. See the section entitled “Material United States Income Tax Consequences” in this prospectus supplement.

An active trading market for the Senior Notes may not develop.

There is currently no public market for the Senior Notes and we do not plan to list the Senior Notes on any national securities exchange. In addition, the liquidity of any trading market for the Senior Notes, and the market price quoted for the Senior Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects of telecommunications companies generally. We cannot predict the extent to which investors’ interest will lead to a liquid trading market.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Southern Union on a historical basis for each of the four fiscal years in the period ended June 30, 2004, for the six-month period ended December 31, 2004, for the year ended December 31, 2005 and for the six-month period ended June 30, 2006 and on a pro forma basis, giving effect to the acquisition of Sid Richardson Energy Services, LLC and related financings as if they had occurred on January 1, 2006 for the six-month period ended June 30, 2006. For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt discount or premiums and an estimate of interest implicit in rentals.

	Pro Forma
	Six Months	Six Months
	Ended	Ended	Year Ended	Six Months Ended	Year Ended June 30,
	June 30,	June 30,	December 31,	December 31,
	2006	2006	2005	2004	2004	2003	2002	2001

FIXED CHARGES:
Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$116,910	$103,754	$132,971	$65,344	$137,967	$91,731	$98,269	$109,881
Net amortization of debt discount and
premium and issuance expense . . . . . . . . . . . . . . . . . . .	3,177	4,475	2,186	(446)	(10,100)	1,612	2,936	3,118
Interest portion of rental expense . . . . . . . . . . . . . . . . . . .	3,358	3,387	5,940	2,734	4,937	1,836	2,955	3,724

Total Fixed Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$123,445	$111,616	$141,097	$67,632	$132,804	$95,179	$104,160	$116,723

EARNINGS:
Consolidated pre-tax income (loss)
from continuing operations . . . . . . . . . . . . . . . . . . . . . .	$116,792	$133,482	$203,148	$16,954	$106,468	$(14,371)	$(78,626)	$(460)
Total fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	123,445	111,616	141,097	67,632	132,804	95,179	104,160	116,723

Earnings Available for Fixed Charges . . . . . . . . . . . . . .	$240,237	$245,098	$344,245	$84,586	$239,272	$80,808	$25,534	$116,263

Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . .	1.95	2.20	2.44	1.25	1.80	(a)	(a)	(a)

(a)
The earnings were inadequate to cover fixed charges by approximately $14.4 million, $78.6 million and $460,000 for the years ended June 30, 2003, 2002 and 2001, respectively. In accordance with generally accepted accounting principles, we did not allocate interest expense or other corporate costs to discontinued operations for all periods presented (except where the underlying debt was assumed by the buyers of these operations), resulting in the recognition of losses from continuing operations for the years ended June 30, 2003, 2002 and 2001. All outstanding debt of Southern Union Company and subsidiaries, other than Panhandle Energy, is maintained at the corporate level.

USE OF PROCEEDS

We are remarketing $               aggregate principal amount of Senior Notes to investors on behalf of holders of our 5.75% Equity Units issued in June 2003 and other holders of Senior Notes who elected to participate in the remarketing, if any. The exact principal amount of Senior Notes to be remarketed will be known following the close of business on August 10, 2006. Each Equity Unit is comprised of a Senior Note in the principal amount of $50 and a forward purchase contract under which the Equity Unit holder agrees to purchase shares of our common stock on August 16, 2006 (or earlier under some circumstances).

We will not receive any cash proceeds from the remarketing of the Senior Notes. Upon the closing of the remarketing, the proceeds will be used as follows:

•
an amount equal to 100% of the aggregate principal amount of the remarketed Senior Notes comprising a part of Equity Units will be applied to satisfy the obligations of holders of Equity Units to purchase shares of our common stock under the forward purchase contracts;

•
100% of the aggregate principal amount of the remarketed Senior Notes held by holders of separate Senior Notes that are not a part of the Equity Units electing to participate in the remarketing will be remitted to such holders;

•
any proceeds in excess of 100% of the aggregate principal amount of all remarketed Senior Notes, up to 0.25% of such aggregate principal amount, will be deducted and retained by the remarketing agents as a remarketing fee; and

•	any proceeds in excess of 100.25% of the aggregate principal amount of all remarketed Senior Notes will be paid pro rata to holders of the Senior Notes, after deducting the remarketing fee.

Although we will not directly receive any proceeds from the remarketing of the Senior Notes, we will, as described above, receive on August 16, 2006, which is the settlement date of the purchase contracts comprising part of the Equity Units, $125,000,000 as the purchase price paid for the shares of our common stock that we will issue under those purchase contracts. The proceeds from the settlement of the purchase contracts will be used to repay short-term borrowings under our revolving lines of credit.

SUPPLEMENTAL DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following description of the particular terms of the Senior Notes, which are referred to in the accompanying prospectus as “senior debt securities,” supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the senior debt securities in the prospectus. The Senior Notes were issued under an indenture dated as of January 31, 1994 between us and JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as indenture trustee, as amended and supplemented by supplemental indenture no. 1, dated as of June 11, 2003, supplemental indenture no. 2, dated as of February 11, 2005 and supplemental indenture no. 3, dated as of August , 2006 (as so amended and supplemented, the “indenture”). This summary is qualified in its entirety by reference to the indenture.

General Terms

The Senior Notes are being remarketed in the principal amount of $              . The exact principal amount of Senior Notes to be remarketed will be known following the close of business on August 10, 2006. The Senior Notes will be remarketed in denominations of $50 and integral multiples of $50.

The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 16, 2008. The Senior Notes bear interest at the rate of     % per annum commencing on and after August 16, 2006. Interest will be payable in arrears on each February 16 and August 16, commencing on February 16, 2007, until the Senior Notes mature on August 16, 2008. The Senior Notes are not redeemable before their stated maturity.

The amount of interest payable on the Senior Notes for any period will be computed (1) for any full semi-annual period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full semi-annual period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

The Senior Notes will not have the benefit of a sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay the Senior Notes.

Payment of the principal of and interest on the Senior Notes will rank equally with that of all of our other unsecured and unsubordinated debt. As of June 30, 2006, there existed approximately $2.6 billion in principal amount of indebtedness that would have ranked equally with the Senior Notes. The Senior Notes will be our exclusive obligations.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary’s liquidation. As of June 30, 2006, our subsidiaries had approximately $1.2 billion in principal amount of outstanding long-term debt (including debt due within one year). Our operations are conducted principally through subsidiaries, and therefore our cash flow and our consequent ability to service debt, including our Senior Notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make funds available for payments on the Senior Notes, whether by dividends or other payments. In addition, the payment of dividends and the making of advances to us by our subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the Senior Notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are ourselves recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to the debt held by us.

The indenture does not contain provisions that afford holders of the Senior Notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

The trustee will act as our U.S. paying agent, our authenticating agent and registrar, and, if and when the Senior Notes are issued in definitive form, our U.S. transfer agent.

Any money that we deposit with the trustee or any paying agent for the payment of principal, premium, if any, or any interest on the Senior Notes that remains unclaimed for two years after the date upon which the principal, premium, if any, and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any applicable unclaimed property law, the holder of Senior Notes will be able to seek any payment to which that holder may be entitled to collect only from us.

Limitation on Restricted Payments

In addition to the covenants described in the accompanying prospectus under the caption “Description of Debt Securities - Covenants,” we will not (and, with respect to clause (2) below will not permit any of our subsidiaries to) directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to the holders of, any shares of our capital stock with the exception of dividends and distributions payable solely in (A) shares of our capital stock other than redeemable stock or (B) options, warrants or other rights to acquire our capital stock other than redeemable stock; or

(2) purchase, redeem or otherwise acquire or retire for consideration any shares of capital stock;

(the acts described in clauses (1) and (2) above are each referred to in this section as a “restricted payment”) unless, at the time of and after giving effect to such restricted payment, the following conditions are met:

(A) no default or event of default as described herein and in the accompanying prospectus has occurred and is continuing; and

(B) the aggregate amount of all such restricted payments at the time of such restricted payment does not exceed the sum of:

(x) 50% of our cumulative consolidated net income measured from January 31, 1994 (the date of the Indenture) through March 31, 1998 (the “cut-off date”) and 100% of our cumulative consolidated net income after the cut-off date (or, if our consolidated net income is a loss during that period, minus 100% of such loss), plus

(y) the aggregate net proceeds to us from sales of our capital stock (other than redeemable stock and capital stock sold to a subsidiary) after January 31, 1994.

Change of Control Permits Holders to Require Us to Purchase Senior Notes

If a “change of control” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your Senior Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the Senior Notes to be purchased plus accrued and unpaid interest to but excluding the change of control purchase date (unless the change of control purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The change of control purchase date will be a date specified by us no later than the 35th calendar day following the date of our change of control notice as described below. Any Senior Notes purchased by us will be paid for in cash.

A “change of control” will be deemed to have occurred at the time after the date of this prospectus supplement that any of the following occurs:

•
a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

•
consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a change of control; or

•	continuing directors cease to constitute at least a majority of our board of directors.

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a director subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a change of control, we will provide to all holders of the Senior Notes and the trustee and paying agent a notice of the occurrence of the change of control and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a change of control;

•	the date of the change of control;

•	the last date on which a holder may exercise the repurchase right;

•	the change of control purchase price;

•	the change of control purchase date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Senior Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the change of control purchase date, subject to extension to comply with applicable law, the Senior Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Change of Control Purchase Notice” on the reverse side of the Senior Notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your Senior Notes to be delivered for purchase;

•	the portion of the principal amount of Senior Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the Senior Notes are to be purchased by us pursuant to the applicable provisions of the Senior Notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Senior Notes;

•
if certificated Senior Notes have been issued, the certificate numbers of the withdrawn Senior Notes, or if not certificated, your notice must comply with appropriate Depository Trust Company (“DTC”) procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Senior Notes on the change of control purchase date, subject to extension to comply with applicable law. You will receive payment of the change of control purchase price promptly following the later of the change of control purchase date or the time of book-entry transfer or the delivery of the Senior Notes. If the paying agent holds money or securities sufficient to pay the change of control purchase price of the Senior Notes on the business day following the change of control purchase date, then:

•
the Senior Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Senior Notes is made or whether or not the Senior Note is delivered to the paying agent); and

•
all other rights of the holder will terminate (other than the right to receive the change of control purchase price and previously accrued and unpaid interest upon delivery or transfer of the Senior Notes).

The purchase rights of the holders could discourage a potential acquirer of us. The change of control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “change of control” is limited to specified transactions and may not include other events that might adversely affect our financial condition or involve a change of management, or a change of the composition of our board of directors, or a change of our shareholder base. In addition, the requirement that we offer to purchase the Senior Notes upon a change of control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No Senior Notes may be purchased at the option of holders upon a change of control if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the change of control purchase price of the Senior Notes.

The definition of change of control includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Senior Notes to require us to purchase its Senior Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a change of control were to occur, we may not have enough funds to pay the change of control purchase price. See “Risk Factors - There are no covenants prohibiting transactions that could increase the amount of our debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the Senior Notes.” If we fail to purchase the Senior Notes when required following a change of control, we will be in default under the indenture. In addition, we may incur other indebtedness with similar change of control provisions permitting our creditors to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Events of Default

In addition to the events of default described in the accompanying prospectus under the caption “Description of Debt Securities - Events of Default,” it will be an event of default under the indenture if we fail to give a change of control notice when due.

Book-Entry and Settlement

Senior Notes will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the Senior Notes for any purpose under the indenture, and no global security representing notes will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest to exercise any rights of a holder under the indenture.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

Certificates for the Senior Notes will be printed and delivered in exchange for beneficial interests in the global securities if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after such notice;

•
DTC at any time ceases to be a clearing agency registered under the Exchange Act and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered; or

•
we determine in our sole discretion that we will no longer have senior debt securities represented by global securities or will permit any of the global security certificates to be exchangeable, subject to the procedures of DTC, or an event of default under the indenture has occurred and is continuing.

Any global note that is exchangeable as described in the preceding sentence will be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Agreement by Purchasers to Certain Tax Treatment

Each Senior Note provides that, by acceptance of the Senior Note or a beneficial interest therein, you intend that the Senior Note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Trustee

JPMorgan Chase Bank, N.A. will serve as the indenture trustee with respect to the Senior Notes. The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Introduction

The following discussion of material United States federal income tax consequences is not intended or written by us or our counsel to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. It was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the following discussion, namely, the remarketing of the Senior Notes. You should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the Senior Notes, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below.

This discussion is limited to holders who purchase Senior Notes in the remarketing and hold the Senior Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction, or under United States federal estate or gift tax laws. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	foreign persons or entities (except to the extent specifically set forth below);

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	holders whose “functional currency” is not the United States dollar;

•	holders of Senior Notes that are being remarketed in the remarketing;

•	holders that hold Senior Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	subsequent holders who do not acquire Senior Notes in the remarketing; or

•	persons deemed to sell the Senior Notes under the constructive sale provisions of the Code.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) or other pass-through entity holds Senior Notes, the tax treatment of a partner in the partnership or owner of the applicable pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. If you are a partnership or pass-through entity, or a partner or owner of a partnership or other pass-through entity, as applicable, acquiring our Senior Notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of Senior Notes.

No statutory, administrative, or judicial authority directly addresses certain issues relevant to the United States federal income tax treatment of Senior Notes or instruments similar to Senior Notes following the remarketing, and we have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and conclusions reached herein. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein. Each prospective investor is urged to consult its tax advisor as to the particular tax consequences of purchasing, owning, and disposing of the Senior Notes, including the application and effect of United States federal, state, local and foreign tax laws.

Classification of the Senior Notes

Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with our belief that the Senior Notes constituted indebtedness for United States federal income tax purposes at the time of the issuance of the Senior Notes, we have treated and will continue to treat the Senior Notes in that manner. It is possible that the IRS will successfully assert that the Senior Notes are not properly treated as indebtedness prior to the remarketing, in which case the tax consequences of the purchase, ownership, and disposition of the Senior Notes may differ from those described below. By acquiring Senior Notes in the remarketing, you will be deemed to have agreed to treat the Senior Notes as indebtedness for United States federal income tax purposes.

Because of the manner in which the interest rate on the Senior Notes is reset, we have treated and will continue to treat the Senior Notes for United States federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). The remainder of this discussion assumes that the Senior Notes will be treated as contingent payment debt instruments subject to the contingent payment debt regulations for United States federal income tax purposes.

U.S. Holders

Introduction. The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of Senior Notes. You are a “U.S. holder” if you are a beneficial owner of Senior Notes and you are:

•	a citizen or resident of the United States as determined for United States federal income tax purposes;

•	a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State;

•
an entity treated as a domestic corporation pursuant to Section 7704 of the Code (relating to publicly traded partnerships), Section 7874 of the Code (relating to expatriated entities and their foreign parents), or any other provision of the Code;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Certain United States federal income tax consequences to beneficial owners of Senior Notes that are not U.S. holders (“Non-U.S. holders”) are described below under “Material United States Federal Income Tax Consequences - Non-U.S. Holders.”

Interest Accruals Based on Comparable Yield and Projected Payment Schedule. Under the contingent payment debt regulations, regardless of the holder’s overall method of accounting for United States federal income tax purposes, a holder of Senior Notes generally must accrue interest income on the Senior Notes on a constant-yield basis at an assumed yield (the “comparable yield”) and must take into account any differences between the actual payments received by the holder and a projected payment schedule we constructed at the time of the original issuance of the Senior Notes. Prior to the remarketing, the “comparable yield” for the Senior Notes was based on the yield at which we could have issued, at the time of issuance of the Senior Notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the Senior Notes. Solely for purposes of determining the amount of interest income that accrues on the Senior Notes, we were required, at the time of issuance of the Senior Notes, to construct a “projected payment schedule” in respect of the Senior Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Senior Notes equal to the comparable yield. At the time of the issuance of the Senior Notes, we determined that the comparable yield was 3.55% and the projected payment schedule for the Senior Notes, per $50 principal amount, was $0.25 on August 16, 2003, $0.34 for each subsequent quarter ending on or prior to May 16, 2006, $1.77 for the period ending February 16, 2007, $1.18 for each semi-annual period ending after February 16, 2007, and prior to maturity, and $51.18 at maturity (which includes the stated principal amount of the Senior Notes as well as the final projected interest payment). The difference between the actual amount of a payment and the projected amount of a payment generally is taken into account as an adjustment to interest income.

For United States federal income tax purposes, the contingent payment debt regulations generally require a holder to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a

Senior Note, unless the holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The application of the contingent payment debt regulations to the Senior Notes after the remarketing is uncertain in a number of respects. In particular, it is unclear whether a new projected payment schedule should be constructed (based on the “reset rate” of interest on the Senior Notes effective on and after August 16, 2006) or whether a holder should use the original projected payment schedule and make appropriate adjustments; the timing of certain such adjustments is also uncertain. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described herein. A different application of those rules could materially affect the amount, timing, and character of income, gain, or loss with respect to an investment in the Senior Notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of purchasing, owning, or disposing of the Senior Notes.

For our own reporting purposes, we intend to use the projected payment schedule created at the time of the issuance of the Senior Notes, subject to certain adjustments described below. The following discussion assumes that you also will use this original projected payment schedule and make the adjustments described below. In that event, the amount that you will include in income in respect of the Senior Notes generally should be similar to the economic accrual of income on the Senior Notes after the remarketing and to the amount of income that you would have included in income on an accrual basis if the Senior Notes were not subject to the contingent payment debt regulations.

Subject to the positive and negative adjustments described below, the amount of interest on a Senior Note that accrues in an accrual period is the product of the comparable yield on the Senior Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Senior Note. The daily portions of interest in respect of a Senior Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Senior Note that accrues in the accrual period.

The initial adjusted issue price of a Senior Note acquired by you in the remarketing will equal $                    per $50 principal amount as of the date of the remarketing (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the Senior Note and all interest previously accrued on such Senior Note starting from the remarketing date (disregarding any positive or negative adjustments for differences between actual and projected payments) minus (y) the total amount of the projected payments on the Senior Note for all previous accrual periods starting from the remarketing date.

Adjustments to Reflect the Actual Reset Rate. Following the remarketing of the Senior Notes, the Senior Notes will be subject to special rules that are applicable to contingent payment debt instruments for which all of the contingent payments have become fixed at the same time. Under these rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate.

Based on the reset rate of    %, actual interest payments on the Senior Notes, per $50 principal amount, will be approximately $                    on February 16, 2007, and $                    for each semi-annual payment date thereafter. Because these interest payments will differ from the originally projected interest payments, you and we will be required to account for these differences as an adjustment to interest accrued based on the comparable yield of    % in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference between the originally projected interest payments and the actual interest payments as an adjustment to the interest accrued (based on the    % comparable yield) during each semi-annual period. You are not required to use the same method to account for the differences between the actual payments and the originally projected payment schedule so long as you make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments. Your initial adjusted tax basis in a Senior Note acquired by you in the remarketing will equal the amount that you pay for that Senior Note. Your initial adjusted tax basis in a Senior Note for any accrual period following the remarketing will be (x) increased by any interest previously accrued on such Senior Note starting from the remarketing date (disregarding any positive or negative adjustments, other than those described in the paragraph below) and (y) decreased by the total amount of the projected payments on the Senior Note for all previous accrual periods starting from the remarketing date.

    If your initial adjusted tax basis in a Senior Note acquired in the remarketing differs from the adjusted issue price of such Senior Note on the date of your purchase, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the Senior Note and the adjusted issue price of such Senior Note on the date of your purchase by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the Senior Notes. If your initial adjusted tax basis in a Senior Note is greater than its adjusted issue price on the date of your purchase, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a Senior Note is less than its adjusted issue price on the date of your purchase, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a Senior Note will be decreased by any such negative adjustments and increased by any such positive adjustments. To the extent that a negative adjustment exceeds a positive adjustment, such excess is a net negative adjustment that is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

    Tax Event Redemption of Senior Notes. A tax event redemption (as defined in the accompanying prospectus) of a Senior Note will be a taxable event, and you will recognize gain or loss in the manner described above under “Material United States Federal Income Tax Consequences - U.S. Holders - Sale, Exchange, or Other Disposition of the Senior Notes.”

Possible Characterization of Senior Notes as Newly Issued Debt Instruments. As stated above, in connection with the remarketing, the Senior Notes are being modified to impose certain limitations on our ability to make restricted payments and to permit you to require us to repurchase your Senior Notes in the event of a "change of control," as defined in the indenture. See "Supplemental Description of the Remarketed Senior Notes -- Limitation on Restricted Payments" and "Supplemental Description of the Remarketed Senior Notes -- Change of Control Permits Holders to Require Us to Purchase Senior Notes" in this prospectus supplement. Due to these modifications, it is possible that the Senior Notes outstanding following the remarketing will be treated as newly issued debt instruments for United States federal income tax purposes. If the Senior Notes were so treated, many of the calculations relating to the accrual of interest income on the Senior Notes could change, but your accruals of interest income on, and other tax consequences in connection with, the Senior Notes should not differ materially from those described above. If the Senior Notes are treated as newly issued debt instruments following the remarketing, it is also possible that you will be treated as having purchased an "old" Senior Note (without the modifications described above) and as having, immediately thereafter, exchanged such old Senior Note for a "new" Senior Note (with the modifications described above). Even in that event, however, you should not recognize a material amount of gain at the time of the remarketing as a result of such deemed exchange.

Non-U.S. Holders

The following discussion applies to you if you are a Non-U.S. holder. Special rules may apply to you if you are a “controlled foreign corporation,” a “passive foreign investment company,” an individual subject to the rules of Section 877 of the Code or a person or entity otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your tax advisor to determine the particular United States federal, state and local and other tax consequences that would apply to you.

All payments on a Senior Note made to you and any gain realized on a sale, exchange or other disposition of a Senior Note will be exempt from United States federal income and withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Senior Notes is described in Section 881(c)(3)(A) of the Code;

•	you have fulfilled the certification requirement described below;

•	such payments are not effectively connected with the conduct by you of a trade or business in the United States; and

•
in the case of gain realized on the sale, exchange, or other disposition of a Senior Note, if you are a nonresident alien individual, you are not present in the United States for 183 or more days in the taxable year of the disposition, where certain other conditions are met.

The certification requirement referred to above will be fulfilled if you certify to us on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address, and taxpayer identification number, if any, along with other certifications and information required by that form. If (x) you are engaged in a trade or business in the United States, (y) payments on a Senior Note are effectively connected with the conduct of this trade or business and (z) if a treaty applies, such payments are attributable to a permanent establishment maintained by you in the United States, you will generally be taxed in the same manner as a U.S. holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of your effectively connected earnings and profits, subject to certain adjustments.

Information Reporting and Backup Withholding

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and to the proceeds paid to you from a sale of Senior Notes, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report certain items of income in full.

If you are a Non-U.S. holder, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding is required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or information exchange agreement. In general, you will not be subject to backup withholding regarding payments we make to you, provided that we do not have actual knowledge or reason to know that you are a US. holder and we have received from you the statement described above under “Material United States Federal Income Tax Consequences - Non-U.S. Holders.” In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a Senior Note made within the United States or conducted through a United States-related intermediary, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. holder, or you otherwise establish an exemption.

Regardless of whether you are a U.S. holder or a Non-U.S. holder, any amounts withheld under the backup withholding rules will be allowable as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

REMARKETING

The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement, dated as of August 11, 2006, between the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Calyon Securities (USA) Inc. and Banc of America Securities LLC as remarketing agents, and JPMorgan Chase Bank, N.A., as purchase contract agent. This agreement requires the remarketing agents to use their commercially reasonable efforts to remarket the Senior Notes at a price of approximately 100.25% of the aggregate principal amount thereof.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions. We will not receive any cash proceeds from the remarketing of the Senior Notes. Upon the closing of the remarketing, the proceeds will be used as follows:

•
an amount equal to 100% of the aggregate principal amount of the remarketed Senior Notes comprising a part of Equity Units will be applied to satisfy the obligations of holders of Equity Units to purchase shares of our common stock under the forward purchase contracts;

•
100% of the aggregate principal amount of the remarketed Senior Notes held by holders of separate Senior Notes that are not a part of the Equity Units electing to participate in the remarketing will be remitted to such holders;

•
any proceeds in excess of 100% of the aggregate principal amount of all remarketed Senior Notes, up to 0.25% of such aggregate principal amount, will be deducted and retained by the remarketing agents as a remarketing fee; and

•	any proceeds in excess of 100.25% of the aggregate principal amount of all remarketed Senior Notes will be paid pro rata to holders of the Senior Notes, after deducting the remarketing fee.

Pursuant to the remarketing agreement, the remarketing agents will retain from the proceeds of the remarketing a total remarketing fee of up to 25 basis points (0.25%) of the aggregate principal amount of the Senior Notes that are remarketed. Neither we nor the holders of Senior Notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

The Senior Notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the Senior Notes but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Senior Notes.

We have agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The remarketing agents have in the past provided, and may in the future provide, commercial banking, investment banking and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation.

LEGAL MATTERS

Certain legal matters with respect to the remarketing of our Senior Notes will be passed on for us by Fleischman and Walsh, L.L.P., Washington, D. C. Attorneys in that firm beneficially own shares of our stock that, in the aggregate, represent less than one percent of the shares of our outstanding stock. Certain legal matters with respect to the remarketing of our Senior Notes will be passed on for the remarketing agents by Davis Polk & Wardwell, New York, New York. Roberts & Holland LLP, New York, New York, is acting as our special tax counsel in connection with this offering.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Southern Union Company’s Current Report on Form 8-K dated July 17, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southern Union Company for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southern Union Gas Services, Ltd. and the financial statements of Southern Union Gas Energy, Ltd. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or from our Internet site at www.sug.com. You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us is also available at our Internet site at www.sug.com. However, the information on our Internet site is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of any Current Report on Form 8-K.

We incorporate by reference in this prospectus supplement the documents listed below that Southern Union has previously filed with the SEC. They contain important information about Southern Union and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Definitive Proxy Statement for the 2006 annual meeting of shareholders;

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•	Current Report on Form 8-K filed on January 30, 2006;

•	Current Report on Form 8-K filed on February 17, 2006;

•	Current Report on Form 8-K filed on March 6, 2006;

•	Current Report on Form 8-K filed on March 17, 2006;

•	Current Report on Form 8-K filed on May 8, 2006;

•	Current Report on Form 8-K/A filed on May 17, 2006;

•	Current Report on Form 8-K filed on July 17, 2006;

•	Current Report on Form 8-K/A filed on August 9, 2006; and

•	Current Report on Form 8-K/A filed on August 10, 2006.

You may request a copy of these filings (other than exhibits to such filings, unless the exhibits are specifically incorporated by reference in such filings) at no cost to you by calling (800) 321-7423 or writing to the following address:

Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Attn: Investor Relations

PROSPECTUS

$800,000,000

SOUTHERN UNION COMPANY

Debt Securities, Common Stock, Preferred Stock, Guarantees,
Warrants to Purchase Debt Securities, Common Stock and Preferred Stock,
Securities Purchase Contracts, Securities Purchase Units and Depositary Shares

SOUTHERN UNION FINANCING II
SOUTHERN UNION FINANCING III
Trust Preferred Securities Guaranteed by Southern Union Company
* * * * *

We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

Southern Union Company

Southern Union Company may offer and sell the following securities:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees of trust preferred securities;

•	warrants to purchase debt securities, common stock and preferred stock;

•	securities purchase contracts and securities purchase units; and

•	depositary shares.

The Southern Union Company Trusts

Southern Union Financing II and Southern Union Financing III may offer and sell trust preferred securities guaranteed by Southern Union Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 10, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission or the “SEC.” By using a shelf registration statement, we may sell up to $800,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus and the documents that we incorporate by reference that constitute forward-looking statements that are based on current expectations, estimates and projections about the industry in which the Company operates, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are outside the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to put undue reliance on such forward-looking statements. Stockholders may review the Company’s reports filed in the future with the Securities and Exchange Commission for more current descriptions of developments that could cause actual results to differ materially from such forward-looking statements.

Factors that could cause or contribute to actual results differing materially from such forward-looking statements include the following: cost of gas; gas sales volumes; weather conditions in the Company’s service territories; the achievement of operating efficiencies and the purchases and implementation of new technologies for attaining such efficiencies; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief; the outcome of pending and future litigation; governmental regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; changes in business strategy; the risk that the businesses acquired and any other businesses or investments that Southern Union has acquired or may acquire may not be successfully integrated with the businesses of Southern Union; the impairment or sale of investment securities; and the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets. These are representative of the factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions, and general economic conditions, including interest rate fluctuations, federal, state and local laws and regulations affecting the retail gas industry or the energy industry generally, and other factors.

Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporate by reference. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

We will not release publicly any revisions to these forward-looking statements reflecting events or circumstances after the date of this prospectus or reflecting the occurrence of unanticipated events, unless the securities laws require us to do so.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities being offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, Southern Union files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at, and you may also obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Southern Union, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Southern Union at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by subsequently incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

We incorporate by reference the documents listed below that Southern Union has previously filed with the SEC. They contain important information about Southern Union and its financial condition.

SEC Filings (File No. 1-6407)	Date Filed

Annual Report on Form 10-K for the fiscal year ended June 30, 2002......................................................................................................................................	September 27, 2002
Proxy Statement Relating to the Annual Meeting of Shareholders to be held November 5, 2002.......................................................................................	October 7, 2002
Current Report on Form 8-K...
October 30, 2002
Quarterly Report on Form 10-Q for the period ended September 30, 2002...............................................................................................................................	November 14, 2002
Current Report on Form 8-K...
January 2, 2003
Current Report on Form 8-K...
January 16, 2003
Current Report on Form 8-K...
January 30, 2003
Quarterly Report on Form 10-Q for the period ended December 31, 2002................................................................................................................................	February 14, 2003
Current Report on Form 8-K...
March 10, 2003
Current Report on Form 8-K...
March 14, 2003

We are also incorporating by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus until the termination of the offering of the securities offered by this prospectus. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibits are specifically incorporated  by reference in such document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

Attention: Richard N. Marshall
Director of Investor Relations and Treasurer
Southern Union Company
One PEI Center
Wilkes-Barre, Pennsylvania 18711
Telephone No.: (570) 829-8600

Separate financial statements of the trusts have not been included in this prospectus. Southern Union and the trusts do not consider such financial statements to be helpful because:

•
Southern Union beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the trusts (other than the beneficial interests represented by any trust preferred securities issued and sold). See “The Trusts,” “Description of Securities—Trust Preferred Securities” and “Trust Guarantees.”

•
Southern Union will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are in the same position with regard to assets of Southern Union as a holder of the subordinated debt securities to be issued by Southern Union.

•
In future filings under the Securities Exchange Act of 1934, an audited footnote to Southern Union’s annual financial statements will state that all common securities issued by the trusts are owned by Southern Union, that the sole assets of the trusts are the subordinated debt securities of Southern Union having a specified total principal amount and that, considered together, Southern Union’s obligations under the subordinated debt securities and the related agreements, including the guarantees, constitute a full and unconditional guarantee by Southern Union of the trusts’ obligations under the trust preferred securities.

•
Each trust is a special purpose entity, has not engaged in any activity since its creation, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under “The Trusts.”

SOUTHERN UNION COMPANY

Southern Union’s principal line of business is the distribution of natural gas as a public utility in Missouri, Pennsylvania, Rhode Island and Massachusetts. Southern Union’s principal operating divisions are:

•	Missouri Gas Energy, headquartered in Kansas City, Missouri, serving approximately 501,000 customers in central and western Missouri (including Kansas City, St. Joseph, Joplin and Monett);

•	PG Energy, headquartered in Wilkes-Barre, Pennsylvania, serving approximately 158,000 customers in northeastern and central Pennsylvania (including Wilkes-Barre, Scranton and Williamsport); and

•
New England Gas Company, headquartered in Providence, Rhode Island, serving approximately 298,000 customers in Rhode Island and Massachusetts (including Providence, Newport and Cumberland, Rhode Island and Fall River, North Attleboro and Somerset, Massachusetts).

Previously Southern Union’s utility operations included Southern Union Gas, headquartered in Austin, Texas, which served approximately 535,000 customers in Texas (including Austin, Brownsville, El Paso, Galveston, Harlingen, McAllen and Port Arthur). On October 16, 2002, Southern Union entered into a definitive agreement with ONEOK, Inc. (“ONEOK”), of Tulsa, Oklahoma, to sell Southern Union Gas Company, its Texas division, and related assets to ONEOK for approximately $420 million in cash. After receiving necessary consents and approvals, this transaction closed effective January 1, 2003.  The diverse geographic area of Southern Union’s natural gas utility distribution systems should reduce the overall sensitivity of Southern Union’s operations to weather risk and local economic conditions.

Southern Union and its subsidiaries seek to support and expand their natural gas and other energy sales and capitalize on their energy expertise. Southern Union subsidiaries operate or manage natural gas pipeline systems and generate electricity. Central to all of Southern Union’s present businesses and strategies is the distribution and transportation of natural gas. The Company recently entered into agreements involving two interstate natural gas pipeline companies:

•
On December 21, 2002, Southern Union entered into agreements with respect to the purchase of the Panhandle Eastern Pipe Line Company from a subsidiary of CMS Energy Corporation for approximately $1.8 billion, which includes $1.166 billion in gross Panhandle debt. The transactions are expected to close by Spring 2003 following clearance by the Federal Trade Commission under the Hart-Scott-Rodino Act. Panhandle is primarily engaged in the interstate transmission and storage of natural gas, and operates a large natural gas pipeline network in the Mid-Continent.

•
On November 20, 2002, Energy Worx, Inc., a wholly-owned subsidiary of the Company, entered into a Management Services Agreement with Southern Star Central Corp. whereby Energy Worx agreed to provide management services with respect to the interstate natural gas pipeline business conducted by Southern Star Central and its subsidiaries, which subsidiaries presently include Southern Star Central Gas Pipeline, Inc. (formerly known as, Williams Central Gas Pipeline, Inc.) and Western Frontier Pipeline Company, which were purchased by Southern Star Central from Williams Gas Pipeline Company, LLC on November 15, 2002. As a condition to the Missouri Public Service Commission’s approval of the Panhandle acquisition, Southern Union must divest Energy Worx not later than June 30, 2003.

Southern Union is a sales and market-driven energy company whose management is committed to achieving profitable growth in an increasingly competitive business environment. Southern Union’s strategies for achieving these objectives principally consist of:

•	promoting new sales opportunities and markets for natural gas;

•	enhancing financial and operating performance;

•
expanding Southern Union through development of existing utility businesses and possibly by acquiring selective new utility distribution companies, regulated interstate pipeline businesses and other energy service businesses;

•	selectively investing in complementary businesses; and

•	partnering with companies which complement Southern Union’s existing customer service and core utility business or provide equity funding.

Southern Union’s management develops and continually evaluates these strategies and their implementation by applying its experience and expertise in analyzing the energy industry, technological advances, market opportunities and general business trends. Each of these strategies, as implemented throughout Southern Union’s existing businesses, reflects its commitment to enhancing shareholder value.

Southern Union’s corporate headquarters are located at One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711, where its telephone number is (570) 820-2400.

THE TRUSTS

Southern Union Financing II and Southern Union Financing III are each a statutory business trust created under Delaware law through the execution of a trust agreement and the filing of a certificate of trust with the Delaware Secretary of State on March 28, 1995. At the time of public issuance of trust preferred securities by a trust, the related trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement which includes this prospectus. The amended and restated trust agreement is referred to as the “trust agreement.” Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust exists for the exclusive purposes of:

•	issuing and selling to the public the trust preferred securities, representing undivided beneficial interests in the assets of the trust;

•	issuing and selling to Southern Union common securities, representing undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds from the sale of the trust preferred securities and the common securities in subordinated debt securities issued by Southern Union;

•	distributing the cash payments it receives from the subordinated debt securities owned by it to the holders of the trust preferred securities and the common securities; and

•	engaging in those other activities necessary or incidental to these purposes.

Each trust has a term of approximately 55 years from formation, but may terminate earlier as provided in the trust agreement.

The proceeds from the offering and the sale of the common securities and the trust preferred securities will be used by each trust to purchase from Southern Union subordinated debt securities in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The subordinated debt securities will bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and will have certain redemption terms which correspond to the redemption terms for the common securities and the trust preferred securities. The subordinated debt securities will rank subordinate in right of payment to all of Southern Union’s senior indebtedness (as defined herein). Distributions on the common securities and the trust preferred securities issued by a trust may not be made unless the trust receives corresponding interest payments from Southern Union on the subordinated debt securities held by it. Southern Union will irrevocably guarantee, on a subordinated basis and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand at the trust. Each guarantee will be unsecured and will be subordinate to all senior indebtedness of Southern Union. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement), each trust may be liquidated and the holders of the common securities and trust preferred securities could receive subordinated debt securities in lieu of any liquidating cash distribution.

All of the trust common securities will be owned by Southern Union. Southern Union will, directly or indirectly, in connection with an offering of trust preferred securities by a trust, purchase common securities of the trust in an aggregate liquidation amount equal to 3% of the total capital of the trust.

Each trust initially will have four trustees. Two of the trustees will be persons who are employees or officers of or who are affiliated with Southern Union and will be referred to as the administrative trustees. The third trustee will be a financial institution that is unaffiliated with Southern Union, which trustee will serve as property trustee under the applicable trust agreement and as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. Wilmington Trust Company will be the property trustee until removed or replaced by the holder of the common securities. Wilmington Trust Company will also act as the Delaware trustee, the fourth trustee, for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities. Wilmington Trust Company will also act as guarantee trustee under each trust guarantee. See “Description of the Trust Guarantees.”

The property trustee will hold title to the subordinated debt securities for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will have the power to exercise all rights, powers and privileges under the applicable indenture as the holder of the subordinated debt securities. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of the distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities.

Southern Union, as the holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Southern Union will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be administrative trustees. Southern Union will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the applicable trust agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

The office of the Delaware trustee for each trust is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The address for each trust is c/o Southern Union Company, One PEI Center, Second Floor, Wilkes-Barre, Pennsylvania 18711, telephone (570) 820-2400.

USE OF PROCEEDS

The net proceeds received by Southern Union from the issuance of the offered securities will be used for general corporate purposes, including:

•	repurchases of outstanding long-term debt securities and redemptions of other outstanding trust preferred securities and guarantees;

•	repayment of other borrowings, including short-term borrowings under bank credit agreements; and

•	as otherwise disclosed in any supplement to this prospectus.

The proceeds received by each of the trusts from the sale of its trust preferred securities and common securities will be invested in subordinated debt securities issued by Southern Union and Southern Union in turn will use the proceeds from the issuance of subordinated debt securities for the purposes stated above.

The prospectus supplement for a particular offering will provide a more detailed description of the use of the net proceeds from such offering. Southern Union may invest any funds it does not require immediately in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges on an historical basis for each of the five years in the period ended June 30, 2002, and for the six-month period ended December 31, 2002. For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense, amortization of debt discount or premium and an estimate of interest implicit in rentals.

		Year Ended June 30,
	Six Months Ended December 31, 2002	2002	2001	2000	1999	1998

Ratio of Earnings to Fixed Charges	1.29	1.05	1.59	—*	—*	—*

___________

* The earnings were inadequate to cover fixed charges by approximately $12.4 million, $13.5 million and $16.1 million for the years ended June 30, 2000, 1999 and 1998, respectively. In accordance with generally accepted accounting principles, the Company did not allocate interest expense or other corporate costs to discontinued operations for all periods presented, resulting in the recognition of losses from continuing operations for the years ended June 30, 2000, 1999 and 1998. All outstanding debt of Southern Union Company and subsidiaries is maintained at the corporate level and no debt was assumed by ONEOK, Inc. in the sale of the Company’s Texas Operations, effective January 1, 2003.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

•	the indenture between Southern Union and JP Morgan Chase Bank, as trustee, relating to the issuance of each series of senior debt securities by Southern Union (the “senior indenture”);

•	the indenture between Southern Union and JP Morgan Chase Bank, as trustee, relating to the issuance of each series of subordinated debt securities by Southern Union (the “subordinated indenture”);

•	the Declaration of each trust; and

•	Southern Union’s guarantee of the trust preferred securities issued by each trust.

Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that Southern Union may offer by this prospectus. The debt securities may be issued as either senior debt securities or subordinated debt securities.

The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the accompanying prospectus supplement relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. Whenever we refer to defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. Keep in mind that it is the indentures and not this summary that defines your rights. There may be other provisions which also are important to you. Each indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indentures.

General

Southern Union may issue an unlimited amount of debt securities under the indentures in one or more series. The Company is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. The debt securities of Southern Union will be unsecured obligations of the Company.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of Southern Union or in one or more officers’ certificates of Southern Union pursuant to a supplemental indenture or a board resolution, both of which will be made publicly available in a filing we will make with the SEC with respect to any offering of debt securities. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities—any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any conversion privileges, and the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

•	restrictions on the declaration of dividends on our capital stock (other than dividends in such stock) or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

•	any other terms of the debt securities.

Ranking

The senior debt securities will be our unsecured and unsubordinated obligations. The indebtedness represented by the senior debt securities will rank equally with all our other unsecured and unsubordinated debt, except that the senior debt securities will be senior in right of payment to any subordinated indebtedness which states in its terms that it is subordinate to the senior debt securities. We have outstanding debt securities which are secured by mortgages on assets in our PG Energy and New England divisions. As a result, those securities have priority with respect to those mortgaged assets. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to our prior payment in full of our senior debt, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement from time to time. The debt securities are obligations of Southern Union exclusively, and are not the obligations of any of our subsidiaries.

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or such lesser amount as may be indicated in a prospectus supplement for a specific series of debt securities, or bearer form of $5,000 each, or global form.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Consolidations, Mergers and Sales

The indenture provides that we will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of our subsidiaries to convey, transfer or lease, all or substantially all of our properties and assets on a consolidated basis to any entity, unless:

•	either we are the continuing corporation or such corporation or entity assumes by supplemental indenture all of our obligations under the debt securities and their respective indentures;

•	no default or event of default is existing immediately after the transaction; and

•	the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia.

Liens

Pursuant to the indenture, we will not, and we will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by us or any of our subsidiaries, and we will not permit any of our subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called (“restricted securities”), unless

•
in the case of new debt which is expressly by its terms subordinate or junior in right of payment to the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the applicable series of debt securities; or

•
in the case of liens securing new debt that is ranked equally with the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such debt securities may be junior to any lien on our accounts receivable, inventory and related contract rights securing debt under our revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

(1)
any liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

(2)
liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

(3)
liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost;

(4)
liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

(5)	liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

(6)
liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20% of Consolidated Net Tangible Assets (as defined under “Terms Described in the Indenture” below);

(7)	liens which secure senior indebtedness owing by a subsidiary to us or to another subsidiary; and

(8)	any extension, renewal, substitution or replacement in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

11

(a)
such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

(b)	in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

If we give a guarantee that is secured by a lien on any property or assets or restricted securities, or we create a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that we have created debt in an amount equal to the principal amount guaranteed or secured by such lien. The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Limitation on Sale and Leaseback Transactions

The indentures also provide that we will not, nor will we permit any of our subsidiaries to, engage in a sale-leaseback transaction, unless:

(1)	the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

(2)
we or any of our subsidiaries, within 180 days after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to the repayment, redemption or retirement of our funded debt or funded debt of any such subsidiary; or

(3)
the Attributable Debt (as defined below under “Terms Described in the Indenture”) from such sale-leaseback transaction, together with all other sale and leaseback transactions entered into after the date of the first issuance by us of debt securities pursuant to the indenture other than sale-leaseback transactions permitted by clauses (1) and (2) above does not exceed 20% of our Consolidated Net Tangible Assets (as defined below under “Terms Described in the Indenture” below).

Events of Default

The indentures provide that any one of the following events is an event of default:

•	failure to pay any interest or any additional amounts due on any debt security, or of any coupon, for 30 days;

•	failure to pay the principal of or any premium on any debt security when due, whether at maturity, upon redemption, by declaration or otherwise;

•
failure to perform any other covenant or agreement in the indenture which continues for 60 days after written notice is given to us by the trustee or the holders of at least 25% of the outstanding debt securities of that series;

•	cross-acceleration of our other debt in excess of 10% of our consolidated net worth;

•	events in any bankruptcy, insolvency or reorganization of our company;

•	any other event of default listed in the indenture for debt securities of that series.

We are required to file annually with the trustee an officer’s certificate as to our compliance with all conditions and covenants under the indenture. The indenture permits the trustee to withhold notice to the holders of debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, any debt securities or the payment of any sinking fund installment with respect to such securities, if the trustee considers it in the interest of the holders of debt securities to do so.

If an event of default, other than events with respect to our bankruptcy, insolvency and reorganization or that of any of our significant subsidiaries, occurs and is continuing with respect to debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately. If our bankruptcy, insolvency or reorganization, or that of any of our significant subsidiaries, causes an event of default for debt securities of a particular series, then the principal of all the outstanding debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the trustee or any holder.

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of such series (other than duties listed in the indenture), unless such holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the trustee to comply with the holders’ request. If they provide this indemnity to the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power given to the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture that may subject the trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series and any related coupons, waive any past default under the indenture with respect to such series and its consequences, except a default:

•
in the payment of the principal of (or premium, if any) or interest on or additional amounts payable in respect of any debt security of such series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the trustee; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment.

Modification or Waiver

We and the trustees may modify and amend the indentures with the consent of the holders of not less than a majority in principal amount of all outstanding indenture securities or any series that is affected by such modification or amendment. The consent of the holder of each outstanding debt security of a series is required in order to:

•	change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any debt security of such series;

•	reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

•	change our obligation to pay additional amounts in respect of any debt security of such series;

•	reduce the amount of principal of a debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that debt security;

•	adversely affect any right of repayment at the option of the holder of any debt security of such series;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security of such series;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt security or any redemption date or repayment date for the debt security;

•
reduce the percentage of holders of outstanding debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below;

•	modify the change of control provisions, if any;

•	reduce the percentage of outstanding debt securities of such series necessary to waive any past default; or

•	modify any of the above requirements.

We and the trustees may modify and amend the indentures without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to us as obligor under an indenture;
•	to add to our covenants for the benefit of the holders of all or any series of debt securities;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•
to change or eliminate any provisions of the indentures but only if any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	secure the debt securities;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indentures by more than one trustee; and

•
to change the indentures with respect to the authentication and delivery of additional series of debt securities, in order to cure any ambiguity, defect or inconsistency in the indentures, but only if such action does not adversely affect the interest of holders of debt securities of any series in any material respect.

The indentures contain provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the trustee and also by such trustee pursuant to a request made to the trustee by us or the holders of at least 10% in principal amount of the debt securities of such series outstanding. In any case, notice must be given as provided in the indentures. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series, except for any consent that must be given by the holder of each debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the indentures at any duly held meeting of holders of debt securities of any series will be binding on all holders of the debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the debt securities of a series outstanding, unless a specified percentage in principal amount of the debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indentures expressly provide may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of such series of debt securities and one or more additional series, then:

•	there will be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indentures.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

Financial Information

While the debt securities are outstanding, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if we stop being subject to those sections, and we will also provide to all holders and file with the trustee copies of such reports and documents within 15 days after filing them with the SEC or, if our filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after we would have been required to file such reports and documents if permitted, in each case at our cost.

Terms Described in the Indentures

Attributable Debt means, with respect to a lease under which any entity is liable for a term of more than 12 months, the total net amount of rent required to be paid by the entity under such lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of the rent to the date that the Attributable Debt is being determined at a rate equal to the weighted average of the interest rates borne by the outstanding debt securities, compounded monthly. The net amount of rent required to be paid under any lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding any amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount of rent will include the lesser of:

•	the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, and

•	the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

Consolidated Net Tangible Assets means the total amount of our assets and those of our consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting:

•
all current liabilities (excluding any current liabilities that are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount of the Consolidated Net Tangible Assets is being computed) and

•
all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

Payment, Registration and Transfer

Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by checks mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

The debt securities may be issued as registered securities or bearer securities. Registered securities will be securities recorded in the securities register kept at the corporate office of the trustee for the trust that issued that series of securities. A bearer security is any debt security other than a registered security. Registered securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations. If (but only if) provided for in any prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, bearer securities surrendered in a permitted exchange for registered securities between a regular record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest. Interest will not be payable on such date on the registered security issued in exchange for such bearer security but will be payable only to the holder of such coupon when due, in accordance with the terms of the indenture. Unless otherwise specified in any prospectus supplement, bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of debt securities, we will not be required to:

•
issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if debt securities of the series are issuable only as registered securities, (b) the day of mailing of the relevant notice of redemption if the debt securities of the series are also issuable as registered securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the debt securities are issuable as bearer securities.

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•
exchange any bearer security selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that simultaneously is surrendered for redemption; or

•	issue, register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Subordination

Unless indicated differently in a prospectus supplement, Southern Union’s subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of its senior debt. This means that, upon:

(a)	any distribution of the assets of Southern Union upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b)	acceleration of the maturity of the subordinated debt securities; or

(c)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)	acceleration of the maturity of any senior debt as a result of a default, the holders of all of Southern Union’s senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt;

•	and in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

“Senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed;

•
indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union’s mortgage bonds;

•	capital lease obligations of Southern Union;

•
obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of Southern Union with respect to letters of credit, banker’s acceptances, security purchase facilities or similar credit transitions; and

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

Due to the subordination, if assets of Southern Union are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

The subordinated debt securities, the subordinated indenture and the trust preferred securities guarantee do not limit Southern Union’s ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities and trust preferred securities guarantees. Southern Union expects that it will incur substantial additional amounts of indebtedness in the future.

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Southern Union will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the company issuing the debt securities, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that such series of debt securities are redeemed.

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SOUTHERN UNION’S COMMON STOCK

AND PREFERRED STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of Southern Union’s common stock and preferred stock. The following description of Southern Union’s common stock and preferred stock is only a summary. The description of Southern Union’s preferred stock is qualified in its entirety by reference to the certificate of incorporation and bylaws of Southern Union. Keep in mind that it is the certificate of incorporation and the bylaws that will define your rights as a holder of either Southern Union common stock or Southern Union preferred stock. Therefore, you should read carefully the more detailed provisions of Southern Union’s restated certificate of incorporation, as amended, and Southern Union’s bylaws, as amended, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

The authorized capital stock of Southern Union consists of (1) 200,000,000 shares of Southern Union common stock, par value $1 per share, and (2) 6,000,000 shares of preferred stock, no par value. As of December 31, 2002, there were 55,554,856 issued and outstanding shares of Southern Union common stock and no shares of Southern Union preferred stock issued and outstanding. No other classes of capital stock are authorized under the Southern Union restated certificate of incorporation, as amended. The issued and outstanding shares of Southern Union common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

SOUTHERN UNION COMMON STOCK

Except with respect to the election of directors, the holders of Southern Union common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. At all elections of directors of Southern Union, the holders of Southern Union common stock is entitled to that number of votes which equals the number of shares held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single nominee or distribute them among the nominees as such stockholder deems appropriate.

The holders of Southern Union common stock are entitled to receive dividends as and when declared by the Southern Union board out of funds legally available therefore, subject to any preferential dividend rights of outstanding shares of Southern Union preferred stock.

Subject to the rights of holders of Southern Union cumulative preferred stock, upon liquidation, dissolution or winding up of Southern Union, the holders of Southern Union common stock are entitled to receive ratably the net assets of Southern Union available after the payment of all debts and other liabilities.

Holders of Southern Union common stock have no preemptive, subscription, redemption or conversion rights.

Other Considerations Relating to Southern Union Common Stock

In September of 2000, Southern Union completed its acquisition of Fall River Gas and ProvEnergy. Southern Union is a Delaware corporation. As discussed above, the rights of a holder of Southern Union’s restated certificate of incorporation are presently governed by Southern Union’s restated certificate of incorporation and by bylaws and the Delaware General Corporation Law (“DGCL”). In effecting the merger with Fall River Gas and ProvEnergy,Southern Union also became subject to the provisions of Chapter 164 of Massachusetts General Law (“MGL”), which governs the rates and terms of service provided by gas and electric utilities operating in Massachusetts.

Following the merger with Fall River Gas, Southern Union has continued to exist as a Delaware corporation and Southern Union’s restated certificate of incorporation and bylaws have survived, rather than those of Fall River Gas. As a gas utility operating in Massachusetts, Southern Union is exempt from the provisions of Massachusetts business law (Chapter 156B), except to the extent that any provisions are incorporated into Chapter 164. Chapter 164 incorporates only minor aspects of the corporate governance provisions of Chapter 156B. But for a limited exception discussed below, there are no material differences between those provisions and the provisions of DGCL.

With respect to Southern Union, the single material difference between the provisions of Chapter 164 and the DGCL pertains to the requirements of shareholder approval in the limited circumstance where there is a merger involving Southern Union and another gas utility operating in Massachusetts. This type of transaction would require approval by the Massachusetts Department of Telecommunications and Energy (“MDTE”). The applicable provision of Chapter 164 requires a vote approving the merger by two-thirds of the Company’s shareholders; whereas, under DGCL, only a majority of shareholders must approve a merger. It remains Southern Union’s intention while conducting its corporate governance activities to comport with the requirements of DGCL; however, in these limited circumstances, namely a future merger between Southern Union and another gas or electric utility operating in Massachusetts subject to Chapter 164, the Company would have to abide by the more stringent requirement of the MGL to obtain a two-thirds shareholder vote in favor of the merger in order to receive approval for the transaction from the MDTE. However, in meeting this requirement of Chapter 164 of the MGL, the Company would also have met the lower threshold required by the DGCL.

In addition, a company operating as a utility in either Massachusetts or Rhode Island, cannot issue a stock dividend without approval from the MDTE or the Rhode Island Public Utilities Commission (“RIPUC”), as applicable. Historically, we have had a policy of declaring and distributing an annual 5% stock dividend. Since our 2001 dividend, we have sought and received approval for such dividend from both agencies.

The registrar and transfer agent for the Southern Union common stock is BankBoston, N.A. c/o EquiServe, L.P.

SOUTHERN UNION PREFERRED STOCK

Southern Union, by resolution of the Southern Union board and without any further vote or action by the holders of Southern Union common stock, has the authority, subject to certain limitations, to issue up to an aggregate of 6,000,000 shares of Southern Union preferred stock in one or more classes or series, and to determine the designation and the number of shares of any class or series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Currently, there are no shares of Southern Union preferred stock outstanding.

Prior to the issuance of shares of each series of Southern Union preferred stock, the Board of Directors is required to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware with respect to the preferred stock, both of which we will make publicly available in a filing we will make with the SEC with respect to any offering of preferred stock. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

(a)	the number of shares constituting that series and the distinctive designation of each such series;

(b)
the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

(c)	whether each series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d)
whether each series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)
whether or not the shares of each series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;

(f)	whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

(g)
the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of Southern Union, and the relative rights of priority, if any, of payment of shares of each series; and

(h)	any other relative rights, preferences and limitations of each series.

All shares of Southern Union preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of Southern Union preferred stock being offered:

(a)	the number of shares of the Southern Union preferred stock offered, the liquidation preference per share and the offering price of the Southern Union preferred stock;

(b)	the procedures for any auction and remarketing, if any, for the Southern Union preferred stock;

(c)	any listing of the preferred stock on any securities exchange; and

(d)	a discussion of any material and/or special United States federal income tax considerations applicable to the Southern Union preferred stock.

Rank

The Southern Union preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

(a)	senior to all classes or series of Southern Union common stock and to all of our equity securities ranking junior to the Southern Union preferred stock;

(b)	on a parity with all of the Southern Union’s equity securities the terms of which specifically provide that the equity securities rank on a parity with the Southern Union preferred stock; and

(c)	junior to all of Southern Union’s equity securities the terms of which specifically provide that the equity securities rank senior to the Southern Union preferred stock.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Southern Union may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be made publicly available in a filing we will make with the SEC with respect to any offering of warrants.

Debt Warrants

Southern Union may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable;

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•
the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants: and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities. The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warranty, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable;

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants: and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS

AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

Southern Union may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. The stock purchase contract will be made publicly available in a filing we will make with the SEC with respect to any issuance of stock purchase contracts and stock purchase units.

Debt Purchase Contracts and Debt Purchase Units.

Southern Union may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract. The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued, all of which will be made publicly available in a filing we will make with the SEC with respect to any issuance of debt purchase contracts and debt purchase units. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Southern Union may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

Southern Union may, at its option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public. The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

Southern Union and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

Southern Union may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a summary of the material terms and provisions of the trust preferred securities and the trust agreements. It summarizes only those portions of the trust preferred securities and the trust agreements which we believe will be most important in your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust agreements, and not this summary, that define your rights. There may be other provisions in the trust agreements which are also important to you. You should read the trust agreements themselves for a full description of their terms. A form of each trust agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the form of each trust agreement.

Each trust may issue one series of trust preferred securities having terms described in the prospectus supplement for that series. The trust agreement of each trust authorizes the establishment of no more than one series of trust preferred securities, which will represent undivided beneficial interests in the assets of the trust. The terms of the trust preferred securities, including distribution, redemption, voting and liquidation rights and any other preferred, deferred or other special rights or restrictions, will be described in the trust agreement or made part of the trust agreement by the Trust Indenture Act. The prospectus supplement for each specific series of trust preferred securities will state the terms for the trust preferred securities of that series, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities to be issued;

•	the annual distribution rate (or method of determining such rate) and the date or dates upon which such distributions will be payable;

•
whether distributions on the trust preferred securities will be cumulative, and, if so, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•
the amount or amounts which will be paid out of the assets of the trust to the holders of the trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•
the obligation, if any, of the trust to purchase or redeem the trust preferred securities following an exercise by Southern Union of an option under the corresponding subordinated debt securities, and the terms and conditions of such purchases or redemptions;

•
the period or periods, if any, within which the terms and conditions, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder thereof into other property or cash;

•
the voting rights, if any, of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of the trust preferred securities for specified actions or amendments to the trust agreement;

•
the additional payments, if any, which the trust will pay as a distribution as necessary so that the net amounts reserved by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature have been paid will not be less than the amount that would have been reserved and distributed by the trust, and the amount the holders of the trust preferred securities would have reserved, had no such taxes, duties assessments or governmental charges been imposed;

•	the terms and conditions, if any, upon which the subordinated debt securities held by the trust may be distributed to the holders of the trust preferred securities; and

•	any other relevant rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement and applicable law.

All trust preferred securities offered by this prospectus will be guaranteed by Southern Union on a subordinated basis and to the extent described under “Description of the Trust Guarantees.” Certain United States federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto.

In connection with the issuance of trust preferred securities by a trust, that trust will issue one series of common securities having such terms, including distribution, redemption, voting and liquidation rights and such other preferred, deferred or other rights or restrictions as will be described in the trust agreement. Except as described below, the terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust. The common securities will rank equally with, and payments will be made on the common securities pro rata with, the related trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payments in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities.  Except in certain limited circumstances, the common securities will have the right to vote and the right to appoint, remove or replace any of the trustees of the related trust. All common securities will be directly or indirectly owned by Southern Union.

Effect of Obligations Under the Subordinated Debt Securities and the Guarantees

The purpose of each trust is to issue the common securities and the trust preferred securities and to use the proceeds from such issuance to acquire subordinated debt securities from Southern Union.

As long as payments of interest and other payments on the subordinated debt securities are made when due, such payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

•	the total principal amount of the subordinated debt securities will be equal to the sums of the total stated liquidation amount of the common securities and the trust preferred securities;

•
the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

•
Southern Union will pay all, and no trust shall be obligated to pay any, of the trusts’ costs, expenses, debts and liabilities (other than with respect to the common securities and the trust preferred securities); and

•	the trustees may not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

Payments of distributions and other payments due on the trust preferred securities (to the extent funds for distributions and other payments are available to the trust) are guaranteed by Southern Union as and to the extent discussed under “Description of the Trust Guarantees” below. If Southern Union does not make interest payments on the subordinated debt securities purchased by a trust, it is expected that that trust will not have sufficient funds to pay distributions on the trust preferred securities. The Southern Union guarantees, which are for the purpose of ensuring that each trust performs its obligations to pay distributions on the trust preferred securities, do not apply to any payment of distributions unless and until the trusts have sufficient funds for the payment of distributions and other payments on the trust preferred securities. Each trust will have sufficient funds only if and to the extent that Southern Union has made a payment of interest or principal on the subordinated debt securities held by the trust as its sole asset. The Southern Union guarantee for a trust, when taken together with Southern Union’s obligations under the subordinated debt securities held by that trust and the related indenture, and Southern Union’s obligations under the applicable trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts due on the trust preferred securities issued by that trust.

If Southern Union fails to make interest or other payments on the subordinated debt securities issued by a trust when due (taking account of any extension period), the applicable trust agreement provides a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debt securities held by the trust. If a property trustee fails to enforce its rights under the subordinated debt securities, a holder of related trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Southern Union to enforce the property trustee’s rights under the subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under a trust agreement, and such event is attributable to the failure of Southern Union to pay interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable (or, in the case of redemption, on the redemption date), then a holder of the related trust preferred securities may institute legal proceedings directly against Southern Union to obtain payment. If Southern Union fails to make payments under any guarantee, that guarantee provides a mechanism whereby the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against Southern Union to enforce the guarantee trustee’s rights under a related guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

DESCRIPTION OF THE TRUST GUARANTEES

At the same time as a trust issues trust preferred securities, Southern Union will execute and deliver a trust guarantee for the benefit of the holders of the trust preferred securities. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the indenture trustee, or guarantee trustee, under the trust guarantee.

The following is a summary of the material terms and provisions of the trust guarantees. It summarizes only those portions of the trust guarantees which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust guarantees, and not this summary, which define your rights. There may be other provisions in the trust guarantees which are also important to you. You should read the trust guarantees themselves for a full description of their terms. A form of the trust guarantees is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the form of the trust guarantees.

General

Under each trust guarantee, Southern Union will irrevocably and unconditionally agree, to the extent set forth therein, to pay the trust guarantee payments described below to the holders of the related trust preferred securities in the event they are not paid by or on behalf of the trust when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment.

The following payments (referred to as trust guarantee payments) to the extent not paid by the related trust when due, will be subject to the related trust guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds available for payment at that time;

•	the redemption price of any trust preferred securities called for redemption, to the extent that the trust has funds available for payment at that time; and

•
upon voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of the subordinated debt securities to the holders of trust preferred securities or the redemption of all trust preferred securities), the lesser of: the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities, to the extent that the trust has funds available for payment at that time; and the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities.

Southern Union’s obligation to make a trust guarantee payment will be satisfied by direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the required amounts to the holders.

Each trust guarantee will be a full, unconditional and irrevocable guarantee on a subordinated basis of the trust’s obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments. If Southern Union does not make interest payments on the subordinated debt securities purchased by a trust, that trust will not be able to pay distributions on the trust preferred securities issued by it and will not have funds available for such payment.

Southern Union will, for each trust, through the trust guarantee, the trust agreement, the subordinated debt securities and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents will constitute such guarantee. It is only the combined operation of these documents that will have the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities.

Southern Union has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the trust guarantees, except that upon the occurrence and during the continuation of an event of default under the trust agreement, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Southern Union

In each trust guarantee, Southern Union will covenant that it will not, if (1) there shall have occurred any event of which Southern Union has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the related indenture and (b) in respect of which Southern Union shall not have taken reasonable steps to cure, (2) Southern Union shall be in default with respect to its payment of any obligations under the trust guarantee, or (3) Southern Union shall have given notice of its selection of an extension period as provided in the related indenture and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing:

•
declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Southern Union’s capital stock or capital stock of any of its subsidiaries that are not wholly-owned (other than any stock dividend paid by Southern Union or any of its subsidiaries where the dividend stock is of the same type as that on which the dividend is being paid); or

•
make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Southern Union that rank equal or junior to the subordinated debt securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Southern Union where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the trust guarantees, (c) as a result of a reclassification of Southern Union’s capital stock or the exchange or conversion of one series or class of Southern Union’s capital stock for another series or class of Southern Union’s capital stock, and (d) the purchase of fractional interest in shares of Southern Union’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged).

Modification of the Trust Guarantees; Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, no trust guarantee may be amended without the prior approval of the holders of not less than 66% in liquidation amount of the related outstanding trust preferred securities. The manner of obtaining this approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind the successors, assigns, receivers, trustees and representatives of Southern Union and will inure to the benefit of the holders of the trust preferred securities then outstanding.

Events of Default

An event of default under a trust guarantee will occur upon Southern Union’s failure to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee.

If the guarantee trustee fails to enforce the trust guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Southern Union to enforce the guarantee trustee’s rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity. In addition, any holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Southern Union to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced a guarantee or instituted a legal proceeding against the trust, the guarantee trustee or any other person or entity. Southern Union has waived any right or remedy to require that any action be brought just against the trust, the guarantee trustee or any other person or entity before proceeding directly against Southern Union.

Southern Union will be required to provide annually to the guarantee trustee a statement as to the performance by it of certain of its obligations under each of the trust guarantees and as to any default in such performance. Southern Union will be required to file annually with the guarantee trustee an officer’s certificate as to its compliance with all conditions under each of the trust guarantees.

Termination

Each trust guarantee will terminate and be of no further force and effect upon the first to occur of:

•	full payment of the redemption price of all related trust preferred securities;

•	distribution of the subordinated debt securities to the holders of the related trust preferred securities in exchange for all the related trust preferred securities; or

•	full payment of the amounts payable upon liquidation of the related trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

Status of the Trust Guarantees

The trust guarantees will constitute unsecured obligations of Southern Union and will rank:

•
subordinate and junior in right of payment to all senior indebtedness of Southern Union in the same manner as the subordinated debt securities (See “Description of the Subordinated Debt Securities—Subordination”); and

•	equally with the related subordinated debt securities and any other subordinated debt securities and related trust guarantees now or hereafter issued by Southern Union.

The terms of the trust preferred securities provide that each holder thereof, by acceptance of the trust preferred securities, agrees to the subordination provisions and other terms of the related trust guarantee.

The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without first instituting a legal proceeding against any other person or entity. The guarantees will be held for the benefit of the holders of the trust preferred securities. The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the related trust or upon distribution of the subordinated debt securities to the holders of the trust preferred securities. The guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by Southern Union.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

Southern Union and certain of its affiliates may, from time to time, maintain a banking relationship with the guarantee trustee.

Governing Law

The trust guarantees will be governed by, and interpreted in accordance with, the laws of the State of New York.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General Summary

Following issuance of trust preferred securities by a trust, the trust will use the proceeds of such issuance to purchase subordinated debt securities from Southern Union. The subordinated debt securities may be issued in one or more series. Only one series of subordinated debt securities will be issued to a particular trust, or the property trustee of such trust. That trust will hold all of the subordinated debt securities of that series.

Each series of subordinated debt securities will be issued under the Subordinated Debt Securities Indenture, dated as of May 10, 1995, between Southern Union and JP Morgan Chase Bank, as the subordinated debt securities trustee, as supplemented by a supplemental indenture for such series. The subordinated debt securities indenture, as so supplemented, will be called the “indenture.”

The following is a summary of the material terms and provisions of the subordinated debt securities and the indenture. It summarizes only those portions of the subordinated debt securities and indenture which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the indenture, and not this summary, that defines your rights. There may be other provisions in the indenture which are also important to you. You should read the indenture itself for a full description of its terms. Both the indenture and a form of the supplemental indenture will be made publicly available in a filing we make with the SEC with respect to any offering we make of subordinated debt securities. See “Where You Can Find More Information” for information on how to obtain a copy of the form of the indenture and form of supplemental indenture.

Each series of subordinated debt securities will be direct, unsecured obligations of Southern Union. The subordinated debt securities will have a junior position to all of Southern Union’s senior debt securities.

The subordinated debt securities are issued to a trust or the property trustee of such trust in connection with the issuance of trust securities by such trust, such subordinated debt securities may be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the prospectus supplement relating to such trust preferred securities.

The prospectus supplement with respect to the issuance of trust preferred securities will include a description of the specific terms of the subordinated debt securities issued to the trust. These terms will include some or all of the following:

•	the title and type of the subordinated debt securities;

•	the total principal amount and the currency, if other than U.S. dollars, in which such subordinated debt securities are denominated;

•	the percentage of the principal amount at which the subordinated debt securities will be issued and any payments due if the maturity is accelerated;

•	the date on which the principal will be payable and the terms on which any such maturity date may be extended;

•	the interest rate and the interest payment dates;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate Southern Union to repurchase or otherwise redeem some or all of the subordinated debt securities;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the subordinated debt securities, including provisions for original issue discount securities, if offered;

•
restrictions on the declaration of dividends on Southern Union’s capital stock (other than dividends in such stock) or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

•	the rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period, and the duration of such extensions;

•	the subordination terms of the subordinated debt securities of such series;

•
any deletions from, modifications of or additions to the events of default or covenants with respect to such subordinated debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants described in this prospectus; and

•	any other terms of such subordinated debt securities.

For a description of the terms of any series of the subordinated debt securities, you should refer to the applicable prospectus supplement.

The indenture does not limit the aggregate principal amount of subordinated debt securities that Southern Union may issue pursuant to that indenture. The indenture does not contain any provisions that would limit Southern Union’s ability to incur debt. The indenture does not contain any provisions that protect the holders of the subordinated debt securities in the event that Southern Union engages in a highly leveraged transaction or other transaction in connection with a takeover attempt. Such a transaction could result in a decline in the credit rating of the subordinated debt securities.

Under the indenture, Southern Union has the ability to issue debt securities with terms different from any debt securities it has already issued, without the consent of the holders of any previously issued series of subordinated debt securities.

Denominations

Subordinated debt securities issued to a trust will be issued as registered securities in denominations and integrals thereof, as will be set forth in the applicable prospectus supplement.

Subordination

The subordinated debt securities will be subordinated and junior in right of payment to the following indebtedness of Southern Union, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

•
indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union’s mortgage bonds;

•	capital lease obligations of Southern Union;

•
obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations of Southern Union with respect to letters of credit, banker’s acceptances, security purchase facilities or similar credit transitions; and

•	all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

Covenants

Under the subordinated indenture, Southern Union will:

•	pay the principal of, and interest and any premium on, the subordinated debt securities when due;

•	maintain a place of payment;

•	deliver a report to the subordinated debt securities trustee at the end of each fiscal year reviewing its obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

For as long as any trust preferred securities are outstanding of either trust that holds, directly or indirectly through a property trustee of such trust, any subordinated debt securities, Southern Union will:

•
directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that certain successors that are permitted under the indenture may succeed to Southern Union’s ownership of such common securities;

•
cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

•	use its reasonable efforts to cause such trust to continue to be classified as a grantor trust for United States federal income tax purposes.

Consolidations, Mergers and Sales

The subordinated indenture provides that Southern Union will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of its subsidiaries to convey, transfer or lease, all or substantially all of their properties and assets on a consolidated basis to any other entity, unless Southern Union is the surviving corporation or:

•	such other entity assumes by supplemental indenture all of Southern Union’s obligations under the indenture and the subordinated debt securities;

•	no default or event of default is existing immediately after the transaction;

•
the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States of America or the District of Columbia; and

•	certain other conditions are met.

Liens

Pursuant to the indenture, Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by Southern Union or any of its subsidiaries, and Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called “restricted securities”), unless

•
in the case of new debt which is expressly by its terms subordinate or junior in right of payment to the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the subordinated debt securities; or

•
in the case of liens securing new debt that is ranked equally with the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such subordinated debt securities may be junior to any lien on Southern Union’s accounts receivable, inventory and related contract rights securing debt under Southern Union’s revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

(1)
any liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

(2)
liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

(3)
liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost;

(4)
liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

(5)	liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

(6)
liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20% of Consolidated Net Tangible Assets (as defined under “Terms Described in the Indenture” below);

(7)	liens which secure senior indebtedness owing by a subsidiary to us or to another subsidiary; and

(8)	any extension, renewal, substitution or replacement in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

(a)
such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

(b)	in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

If Southern Union gives a guarantee that is secured by a lien on any property or assets or restricted securities, or creates a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that Southern Union has created debt in an amount equal to the principal amount guaranteed or secured by such lien. The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Election to Defer Payments of Interest

Southern Union has the right, at any time during the term of subordinated debt securities, to defer payment of interest by extending the interest payment period of the subordinated debt securities for up to 20 consecutive quarters. If Southern Union has given notice of its election to defer payments or interest on subordinated debt securities issued to a trust or a related subordinated debt securities trustee by extending the interest payment period as provided in the indenture, then:

•
Southern Union will not, and will cause any subsidiary that is not its wholly-owned subsidiary not to, declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Southern Union’s capital stock or the capital stock of any such subsidiary; and

•
Southern Union will not make any payment of interest, principal or premium, on or repay, repurchase or redeem any subordinated debt securities issued by Southern Union that rank equally with or junior to such subordinated debt securities.

The restriction in paragraph (1) above does not apply to any stock dividends paid by Southern Union, or any of its subsidiaries, where the dividend stock is the same as the stock on which the dividend is being paid.

Events of Default

The subordinated indenture provides that any one of the following events is an event of default:

•	failure to pay any interest due on any subordinated debt security for 10 days;

•	failure to pay the principal of, or any premium on, any subordinated debt security when due, whether at maturity, by acceleration, upon redemption, by declaration or otherwise;

•
failure to perform any other covenant or agreement in the indenture, which continues for 60 days after written notice is given to Southern Union by the subordinated debt securities trustee or the holders of at least 25% of the outstanding subordinated debt securities of that series;

•
failure to pay principal of, or premium on, any indebtedness of Southern Union or any of its subsidiaries in excess of 10% of Southern Union’s consolidated net worth (the sum of stockholder’s equity, preferred stock and minority interests), provided that (i) the indebtedness has already become due and payable at its stated maturity or (ii) the failure results in the acceleration of the maturity of the indebtedness;

•
the voluntary or involuntary dissolution, winding-up or termination of the applicable trust, except in connection with the distribution of the related subordinated debt securities to the holders of the common securities and the trust preferred securities in liquidation or redemption of the common securities and trust preferred securities, the redemption of all of the related trust preferred securities or certain mergers, consolidations or amalgamations permitted by the trust agreement;

•	certain events in any bankruptcy, insolvency or reorganization of Southern Union or its assets; or

•	any other event of default listed in the supplemental indenture for a series of subordinated debt securities.

Southern Union is required to file annually with the subordinated debt securities trustee an officer’s certificate as to its compliance with all conditions and covenants under the indenture. The indenture permits the subordinated debt securities trustee to withhold notice to the holders of subordinated debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, such subordinated debt securities if the subordinated debt securities trustee considers it in the interest of the holders of subordinated debt securities to do so.

If an event of default, other than certain events with respect to Southern Union’s bankruptcy, insolvency and reorganization, or the dissolution, winding-up or termination of the applicable trust, occurs and is continuing with respect to the subordinated debt securities, the subordinated debt securities trustee or the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series may declare the outstanding subordinated debt securities of that series due and payable immediately. If Southern Union’s bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, causes an event of default for subordinated debt securities of a particular series, then the principal of all the outstanding subordinated debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the subordinated debt securities trustee or any holder.

If an event of default with respect to a particular series of subordinated debt securities occurs and is continuing, the subordinated debt securities trustee will be under no obligation to exercise any of its rights or powers under the subordinated debt securities indenture at the request or direction of any of the holders of subordinated debt securities of such series (other than certain duties listed in the indenture), unless such holders offer to the subordinated debt securities trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the subordinated debt securities trustee to comply with the holders’ request. If they provide this indemnity to the subordinated debt securities trustee, the holders of a majority in principal amount of the outstanding subordinated debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt securities trustee under the indenture, or exercising any trust or power given to the subordinated debt securities trustee with respect to the subordinated debt securities of that series. The subordinated debt securities trustee may refuse to follow directions in conflict with law or the indenture that may subject the subordinated debt securities trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

The holders of not less than a majority in principal amount of any series of the outstanding subordinated debt securities may, on behalf of the holders of all the subordinated debt securities of such series waive any past default under indenture with respect to such series and its consequences (other than defaults resulting from Southern Union’s bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, which may be waived by the holders of not less than a majority in principal amount of all securities outstanding under the indenture), except a default:

•
in the payment of the principal of (or premium, if any) or interest on any subordinated debt security of any series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any subordinated debt securities premium has been deposited with the subordinated debt securities trustee; or

•
in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected by the modification or amendment.

Modification or Waiver

Southern Union and the subordinated debt securities trustee may modify and amend the indenture with the consent of the holders of not less than a majority in principal amount of all outstanding subordinated debt securities or any series of subordinated debt securities that is affected by such modification or amendment. The consent of the holder of each outstanding subordinated debt security of a series is required in order to:

•	change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any subordinated debt security of such series;

•	reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

•	change Southern Union’s obligation to pay additional amounts in respect of any subordinated debt security of such series;

•
reduce the amount of principal of a subordinated debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that subordinated debt security;

•	adversely affect any right of repayment at the option of the holder of any subordinated debt security of such series;

•	change the place or currency of payment of principal of, or any premium or interest on, any subordinated debt security of such series;

•
impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the subordinated debt security or any redemption date or repayment date for the subordinated debt security;

•
reduce the percentage of holders of outstanding subordinated debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below;

•	modify the change of control provisions, if any;

•	reduce the percentage of outstanding subordinated debt securities of such series necessary to waive any past default; or

•	modify any of the above requirements.

Southern Union and the subordinated debt securities trustee may modify and amend the indenture without the consent of any holder for the following purposes:

•	to evidence the succession of another entity to Southern Union as obligor under the indenture;

•	to add to Southern Union’s covenants for the benefit of the holders of all or any series of subordinated debt securities;

•	to add events of default for the benefit of the holders of all or any series of subordinated debt securities;

•	to add or change any provisions of the subordinated debt securities indenture to facilitate the issuance of bearer securities;

•
to change or eliminate any provisions of the indenture but only if any such change or elimination will become effective only when there are no outstanding subordinated debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•	to establish the form or terms of subordinated debt securities of any other series;

•	secure the subordinated debt securities;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the indenture by more than one trustee; and

•
to change the indenture with respect to the authentication and delivery of additional series of subordinated debt securities, in order to cure any ambiguity, defect or inconsistency in the indenture, but only if such action does not adversely affect the interest of holders of subordinated debt securities of any series in any material respect.

The indenture contains provisions for convening meetings of the holders of subordinated debt securities of a series if subordinated debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the subordinated debt securities trustee, by Southern Union or by the holders of at least 10% in principal amount of the subordinated debt securities of such series outstanding. In any case, notice must be given as provided in the indenture. Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the subordinated debt securities of that series, except for any consent that must be given by the holder of each subordinated debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the indenture at any duly held meeting of holders of subordinated debt securities of that series will be binding on all holders of the subordinated debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the subordinated debt securities of a series outstanding, unless a specified percentage in principal amount of the subordinated debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding subordinated debt securities of such series will constitute a quorum. However, if any action is to be taken at a meeting of holders of subordinated debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding subordinated debt securities affected, or of the holders of such series of subordinated debt securities and one or more additional series, then:

•	there will be no minimum quorum requirement for such meeting; and

•
the principal amount of the outstanding subordinated debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Defeasance and Covenant Defeasance

Southern Union may elect either (i) to defease and be discharged from any and all obligations with respect to the subordinated debt securities (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the subordinated debt securities trustee, in trust for such purpose, of money and/or specified government obligations that through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the subordinated debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Southern Union must deliver to the subordinated debt securities trustee an opinion of counsel to the effect that the holders of the subordinated debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable prospectus supplement.

Southern Union may exercise its defeasance option with respect to the subordinated debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Southern Union exercises its defeasance option, payment of the subordinated debt securities of such series may not be accelerated because of an event of default. If Southern Union exercises its covenant defeasance option, payment of the subordinated debt securities of such series may not be accelerated by reference to any covenant from which Southern Union is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Financial Information

While any of the subordinated debt securities are outstanding, Southern Union will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if Southern Union stops being subject to those sections, and Southern Union will also provide to all holders and file with the trustees copies of such reports and documents within 15 days after filing them with the SEC or, if its filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after Southern Union would have been required to file such reports and documents if permitted, in each case at Southern Union’s cost.

Payment, Registration and Transfer

Unless Southern Union specifies otherwise in a prospectus supplement, it will pay principal, interest and any premium on the subordinated debt securities, and they may be surrendered for payment or transferred, at the offices of the subordinated debt securities trustee. Southern Union will make payment on registered subordinated debt securities by checks mailed to the persons in whose names the subordinated debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If Southern Union makes subordinated debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

Southern Union will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered subordinated debt securities, without the payment of any service charge except for any tax or governmental charge.

The subordinated debt securities issued to a trust or the property trustee of such trust will be issued as registered subordinated debt securities. Registered subordinated debt securities will be securities recorded in the securities register kept at the corporate office of the subordinated debt securities trustee for the trust that issued that series of securities. Registered subordinated debt securities will be exchangeable for other registered subordinated debt securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations.

In the event of any redemption of subordinated debt securities, Southern Union will not be required to:

•
issue, register the transfer of or exchange subordinated debt securities of any series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if subordinated debt securities of the series are issuable only as registered subordinated debt securities, (b) the day of mailing of the relevant notice of redemption if the subordinated debt securities of the series are also issuable as registered subordinated debt securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the subordinated debt securities are issuable as bearer securities;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	issue, register the transfer of or exchange any subordinated debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

If the subordinated debt securities are distributed to the holders of the related trust preferred securities, the subordinated debt securities may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depository arrangements for such subordinated debt securities are expected to be substantially similar to those in effect for the trust preferred securities. For a description of DTC and the terms of the depository arrangements relating to payments, transfer, voting rights, redemptions and other notices and other matters, see “Description of the Trust Preferred Securities—Book-Entry Only Issuance—The Depositary Trust Company.”

Governing Law

The subordinated debt securities and the indenture will be governed by, and interpreted in accordance with, the laws of the State of New York.

Information Concerning the Subordinated Debt Securities Trustee

Prior to the occurrence of a default with respect to the indenture and after the curing or waiving of all events of default with respect to the indenture, the subordinated debt securities trustee undertakes to perform only those duties as are specifically set forth in the indenture. In case an event of default has occurred and has not been cured or waived, the trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to these provisions, the subordinated debt securities trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debt securities unless it is offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

Southern Union and certain of its affiliates may, from time to time, maintain a banking relationship with the subordinated debt securities trustee.

Miscellaneous

Southern Union will have the right at all times to assign any of its rights or obligations under the Southern Union indenture to one of its direct or indirect wholly-owned subsidiaries. In the event of such an assignment, Southern Union will remain liable for all of its obligations. The indenture otherwise will be binding upon and exist for the benefit of the parties to the subordinated debt securities indenture and their successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

DESCRIPTION OF GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless the company issuing the debt securities, trust preferred securities, warrants, common stock, preferred stock, stock purchase contracts, stock purchase units or depositary shares (the “securities”) indicates differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. The company issuing the securities will maintain an office or agency in the Borough of Manhattan, the City of New York where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, New York 10005, in the case of U.S. Bank Trust National Association, and 101 Barclay Street, Floor 21, New York, New York 10286, in the case of The Bank of New York.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, the company issuing such securities will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, the company issuing the securities will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC is under no obligation to provide its services as depositary for the securities and may discontinue providing its services at any time. Neither the company issuing the securities nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if DTC notifies the company issuing such securities that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; the company issuing such securities determines, in its sole discretion, not to have such securities represented by one or more global securities; or an Event of Default under the indenture has occurred and is continuing with respect to such series of securities, the company issuing such securities will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to Southern Union’s Current Report on Form 8-K dated March 10, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND THE GUARANTEES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities and the binding nature of the obligations represented by the debt securities, guarantees, units, warrants and contracts offered hereby will be passed upon for us by Fleischman and Walsh, L.L.P., Washington, D.C. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, L.L.P., and other attorneys in that firm beneficially own shares of common stock that, in the aggregate, represent less than one percent (1%) of the outstanding shares of common stock of Southern Union. Certain United States federal income taxation matters will be passed upon for Southern Union, Southern Union Financing II and Southern Union Financing III by special tax counsel to the Company and the Trusts when appropriate with respect to any particular offering.

PLAN OF DISTRIBUTION OF SOUTHERN UNION COMPANY AND THE TRUSTS

We may sell the securities described in this prospectus from time to time in one or more transactions:

(a)	to purchasers directly;

(b)	to underwriters for public offering and sale by them;

(c)	through agents;

(d)	through dealers; or

(e)	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

(a)	a fixed price or prices, which may be changed;

(b)	market prices prevailing at the time of sale;

(c)	prices related to such prevailing market prices; or

(d)	negotiated prices.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

Direct Sales

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery of Securities Purchase Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price by means of delayed delivery of our securities purchase contracts. Such delayed delivery contracts will provide for payment for, and delivery of, the underlying security on future dates.

•
If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and we will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

PLAN OF DISTRIBUTION OF SELLING STOCKHOLDER

CMS Gas Transmission Company beneficially owns 3,150,000 shares of common stock, or 4.3% of the issued and outstanding shares of common stock as of October 1, 2003, which it intends to resell under this prospectus. We will not receive any proceeds from sale by this selling stockholder. The selling stockholder may collectively sell or distribute up to 3,150,000 shares of common stock, which are all of the shares of common stock beneficially owned by it, from time to time through dealers or brokers or other agents or directly to one or more purchasers in a variety of ways, including:

•	transactions, which may involve crosses and block transactions, on the New York Stock Exchange on which the shares of common stock are listed for trading;

•	in the over-the-counter market transactions;

•	in private transactions or negotiated transactions;

•
through short sales, put and call option or other derivative transactions, although neither Southern Union Company nor the selling stockholder concedes that any such transactions would constitute a sale of the shares of Southern Union Company’s common stock owned by the selling stockholder for purposes of the Securities Act;

•	though brokers or dealers (who may act as agent or principal);

•	by pledge to secure debts and other obligations; or

•	in a combination of these types of transactions.

The selling stockholder, or its donee, pledgee, transferee or other successor in interest, may sell its shares of common stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The selling stockholder may use brokers, dealers or agents to sell its shares of common stock. Any broker, dealer or agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchase or such other persons who may be effecting sales hereunder. Some sales may involve shares in which the selling stockholder has granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares of common stock is made and to the extent required, the aggregate number of shares being offered, the terms of the offering, including the names of the broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholder, and any discounts, concessions or commissions allowed or re-allowed or paid to broker-dealers, will be sent forth in an accompanying prospectus supplement.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares of common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and deliver the shares to close out such short positions. The selling stockholder also may enter into options, forward sales or other transactions with broker-dealers or other financial institutions which may require the delivery to such broker-dealer or financial institution of the shares. The broker-dealer or other financial institution may then resell or otherwise transfer such shares pursuant to this prospectus (as may be supplemented or amended to reflect such transaction). The selling stockholder also may loan or pledge the shares to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares pursuant to this prospectus (and any applicable prospectus supplement).

The selling stockholder may also transfer shares that they own by gift, and, upon such transfer, the donee would have the same right of sale as the selling stockholder.

$

% Senior Notes due August 16, 2008

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Calyon Securities (USA)

Banc of America Securities

, 2006